Exhibits 5.1 and 23.1

[WILLIAMS MULLEN LETTERHEAD]

May 19, 2005

The Board of Directors

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Va. 23235-5153

Re:	423 Employee Stock Purchase Plan

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-8 dated May 19, 2005 to be filed by LandAmerica Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to 1,500,000 shares of common stock, without par value, and attached Rights to Purchase Series A Junior Participating Preferred Stock (the “Shares”), which Shares are proposed to be offered from time to time pursuant to the terms of the Company’s 423 Employee Stock Purchase Plan (the “Plan”).

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

Based upon such examination, it is our opinion that the aforementioned Shares, when issued pursuant to the Registration Statement and the terms of the Plan, will be legally issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ Robert E. Spicer, Jr.
Robert E. Spicer, Jr., a Shareholder